Exhibit 10.21

SECOND AMENDMENT

to

LEASE BETWEEN

EMERY STATION ASSOCIATES II, LLC (LANDLORD)

And

KINEMED, INC. (TENANT)

EMERYSTATION NORTH PROJECT

Emeryville, California

That certain Lease dated May 5, 2002 by and between Emery Station Associates II, LLC, as Landlord, and KineMed, Inc., as Tenant, (the “Original Lease”) as such was amended via First Amendment executed on June 27, 2003 (the “First Amendment”), is hereby further amended as follows (the Original Lease as amended by the First Amendment and this Second Amendment are collectively the “Lease”):

I.	The effective date of this Second Amendment shall be December 1, 2004 (the “Second Amendment Effective Date”).

II.	The premises under the Original Lease and the First Amendment measures 9,985 rentable square feet (the “Current Space”). Pursuant to the terms herein, that space shall be expanded to include additional space on the fourth floor more specifically depicted on Exhibit A attached hereto. This additional space (herein, the “Additional Space”) measures 4,537 rentable square feet. The Current Space of 9,985 rentable square feet and the Additional Space of 4,537 rentable square feet, together measuring 14,522 rentable square feet, shall be considered the “Premises” for all purposes under the Lease.

III.	Tenant understands and acknowledges that the Additional Space is currently subject to a lease with another tenant and that Landlord’s ability to deliver the Additional Space to Tenant is subject to Landlord’s ability to recapture the Additional Space from the existing tenant on commercially reasonable terms. Landlord agrees to make reasonable efforts to recapture the Additional Space so as to be in a position to lease it to Tenant pursuant to the terms herein. Tenant’s sole rights in the event Landlord cannot secure the Additional Space for lease to Tenant is to terminate this Second Amendment as outlined below. In the event Landlord has not successfully recaptured the Additional Space from the existing tenant on or before December 31, 2004, both Landlord and Tenant shall have the unilateral right to cancel this Second Amendment and Tenant’s lease of the Additional Space upon prompt written notice thereof to the other.

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IV.	The Term of the Lease for the Premises (i.e. the Current Space and the Additional Space) shall be extended such that the Expiration Date shall be December 31, 2009. Monthly Base Rent during this new, additional period of the lease term, from the date of expiration of the term under the First Amendment to the Expiration Date extended under this paragraph shall be as follows: a) for the Current Space consisting of 9,985 square feet of the Premises, the same monthly rate was as applicable during the period twelve (12) months prior to date of expiration of the term under the First Amendment, and b) for the 4,537 square feet of Additional Space, the rent shall be determined under Section V below.

V.	Monthly Triple Net Base Rent applicable to the Additional Space shall be as follows:

From 1/1/05 - 1/31/05	$0.00
2/1/05 - 12/31/05	$12,985.15 per month

If lawful possession of the Additional Space following completion of the improvements to be installed by Landlord under ¶s VI and VII below is not delivered on or before 1/1/05, the period of $0.00 Monthly Triple Net Base Rent shall be extended by the number of days after 1/1/05 until the date of delivery of lawful possession.

On 1/1/06 and every year thereafter this Monthly Triple Net Base Rent applicable to the Additional Space shall be increased by three percent (3%).

Tenant shall be responsible to pay all Operating Expenses and Taxes applicable to the Additional Space from 1/1/05 or the later extended date of delivery of lawful possession, as described above.

VI.	Tenant agrees to accept the Additional Space in its current as-is condition subject only to Landlord completing the following:
a)	Removal of existing tenant’s property and FF&E. Tenant acknowledges that the existing cage wash and autoclave in the vivarium will not remain as part of the Additional Space unless Tenant negotiates with the existing owner of that equipment to purchase them. Landlord will make reasonable efforts to assist Tenant in negotiating with the existing tenant to try to keep these items in the Additional Space.
b)	Landlord will seal or have sealed any miscellaneous holes and wall penetrations.
c)	Landlord will ensure that the door that opens from the existing tenant’s office suite into the vivarium is permanently shut, sealed or walled over.
d)	Landlord will ensure that the HVAC system in the vivarium area is rebalanced to allow for reasonable and achievable relative pressure differentials desired by Tenant.
e)	Subject to any code limitations, Landlord will add a door from Tenant’s existing eastern lab into the former Thios HTS lab and will close the doorway into that HTS lab from the balance of the Thios suite. Either this door between the two labs needs to be at least as wide as is the existing door into the HTS lab from the balance of the Thios suite or the existing door to the HTS lab from the common corridor (or a new door from the HTS lab to the common corridor) needs to be at least that same width.

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VII.	Landlord and Tenant agree that, in addition to the tenant improvements outlined in Section VI above to be provided by Landlord, the Additional Space shall be improved by the addition of the following: a) three new twelve (12) foot lab benches with electric power strips and shelving (but not sinks nor gasses) similar to Tenant’s existing lab benches, b) at least twelve (12) lineal feet of additional fume hoods, ideally in two separate six-foot hoods, c) a connecting corridor/pathway from tenant’s existing vivarium to the former Thios vivarium (subject to any applicable code limitations that may apply), and d) certain improvements to and/or relocation of Tenant’s existing cage washer so as to eliminate the noise disturbance to occupants in the adjacent floors. These additional improvements will be installed as soon as possible following Landlord’s recapturing of the space from the existing tenant, pursuant to the terms of the Lease Work Letter and will be paid as follows:

The first $38,000.00 of Turn-Key Construction Costs (as defined in the Lease Workletter) for the improvements described in this Section VII will be paid for 50/50 by Landlord and Tenant, with Tenant depositing its $19,000.00 share of such costs with Landlord upfront. If Turn-Key Construction Costs are less than $38,000.00, Landlord will promptly return to Tenant its 50% share of such savings. Turn-Key Construction Costs in excess of the aforementioned $38,000.00, but in no event more than an additional $18,000.00, will be paid for by Landlord upfront and amortized as Additional Rent at an implied annual interest rate of 9.5% over the remaining Term of Tenant’s lease. The additional rent due to any such amortized tenant improvements will be evidenced as necessary by appropriate lease amendment or other documentation. Any Turn-Key Construction Costs in excess of the amounts outlined above shall be the sole and absolute responsibility of Tenant.

VIII.	Within thirty (30) days of execution of this Second Amendment to Lease, Tenant shall deliver to Landlord a Warrant generally in the form of Exhibit C of the original Lease (the “Second Warrant”) pursuant to which Landlord shall have the right to purchase up to Twenty Thousand (20,000) shares of Tenant’s common stock at a price of Seventy-Five cents ($0.75) per share (the “Additional Shares”). The Second Warrant shall be exercisable at any time prior to five (5) years from the Effective Date of this Second Amendment. Landlord and Tenant agree that the Second Warrant constitutes a part of an agreed compensation and inducement to Landlord for entering into this Second Amendment.

IX.	In consideration for premises expansion accomplished by this Second Amendment, Landlord and Tenant agree that Section 7 of the First Amendment to lease regarding Right of First Offer is hereafter null and void and eliminated from the Lease.

X.	The amount of unreserved parking spaces available to Tenant under the lease, after addition of the Expansion Space to the Premises, shall be increased up to a total of up to forty-five (45) spaces. Parking spaces up to this amount shall be available to Tenant at rates and terms for parking described in Section 2.5 of the Original Lease.

XI.	Tenant hereby represents to Landlord that it has represented itself in this transaction and that no brokerage commission will be payable to any Tenant broker or representative as a result hereof.

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XII.	The terms and conditions of the Work Letter attached as Exhibit B to the Original Lease shall apply; however Sections 2.1 and 2.3 of Paragraph 2, entitled Design Matters, shall refer to the improvements described in ¶s VI and VII above. Except for those terms outlined herein, all other terms and conditions of the Lease and Work Letter shall apply.

In witness hereof, the parties have executed this Second Amendment as of the date noted below.

TENANT:		LANDLORD:

KineMed, Inc., a Delaware Corporation.		Emery Station Associates II LLC, a
California Limited Liability Company

By:	/s/ James E. Burden	By:	/s/ Richard K Robbins

Print Name:	James E. Burden	Print Name:	Richard K Robbins

Its:	Chief Operations Officer	Its:	Managing Member

Dated: Nov 22 2004		Dated: 12/2/04

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Post-it® Fax Note 7671	Date 1 OCT 04 # of pages ▶ 1
To GEOFF SEARS	From C. VAN HORN
Co./Dept.	Co.
Phone #	Phone #
Fax # WAREHAM/SAN ROBA(?)	Fax #

The "Additional Space"
THIOS PHARMACEUTICALS
KINeMED
THIOS VIVARIUM
KINeMED VIVARIUM
PROTEOM TECH.
THIOS PHARMACEUTICALS
KINeMED

EMERYSTATION NORTH
BIOTECH LABORATORIES

PAGE 01/01

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